Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING UPDATES SECOND QUARTER
AND 2003 FINANCIAL GUIDANCE

- Company Announces Steps to Mitigate Illinois Gaming Tax Increase
and Reports That Second Quarter Operating Results Through May 31
Are Pacing Ahead Of Previous Guidance -

Wyomissing, Penn., (June 10, 2003) — Penn National Gaming, Inc. (PENN:Nasdaq) today updated its 2003 second quarter and full year financial guidance to reflect second quarter operating results through May 31 and the impact of increases in adjusted gross receipt taxes and admission taxes spearheaded by Illinois Governor Rod Blagojevich.  The better than projected second quarter operating results through May 31 reflect a continuation of growth trends at many of Penn National’s gaming properties as reported with the first quarter 2003 financial results.  The revised guidance also reflects Penn National’s actions to mitigate the Illinois tax increases through a variety of methods including employee layoffs, marketing and promotional program reductions, other cost reductions and the adoption of admission fees.  The updated guidance below assumes the implementation of these initiatives commencing in June 2003.

The tables below set forth updated guidance targets for the second quarter and full year 2003 in two forms.  One presentation includes all the Penn National and Hollywood Casino® properties, while the second presentation excludes Hollywood Casino Shreveport.

In addition to the items reviewed above, the following assumptions are reflected in the guidance:

•                  The updated Q2 ‘03 guidance reflects approximately $1.0 million pre-tax one-time costs for severance packages, legal and other professional costs for the implementation of the cost savings initiatives at Hollywood Casino Aurora and $0.5 million for the tax increases or a total per diluted share impact of $0.02.  The updated full year 2003 guidance reflects approximately $1.0 million pre-tax one-time costs for severance packages, legal and other professional costs for the implementation of the cost savings initiatives at Hollywood Casino Aurora and $6.3 million for the tax increases or a total per diluted share impact of $0.11.

•                  The June 2, 2003 pre-payment of $45.5 million of principal on its senior credit facility.

-more-

Penn National Gaming, Inc, 6/10/03

•                  The full year 2003 guidance only takes into account the anticipated changes in operating results at Hollywood Casino Aurora, the better than projected second quarter operating results through May 31, and effects of the principal payment described above.

•                  No material changes in economic conditions, further legislative changes, other extraordinary world events or additional acquisitions.

(in millions, except per share data)	Previous Q2 ’03 With Shreveport	REVISED Q2 ’03 With Shreveport	Previous Q2 ’03 Without Shreveport+	REVISED Q2 ’03 Without Shreveport+	Q2 ’02 Actual
Total revenues	$326.0	$329.0	$288.0	$293.0	$165.0
Income from operations	$49.1	$52.0	$46.3	$50.0	$27.2
Plus depreciation and amortization, gain/loss on sale of assets and earnings from joint venture	$19.1	$19.1	$16.7	$16.7	$8.9
EBITDA*	$68.2	$71.1	$63.0	$66.7	$36.1
Diluted EPS	$0.33	$0.38	$0.39	$0.45	$0.23
Add back: After tax loss on change in fair value of interest rate swaps and after tax loss on early extinguishment of debt	$0.00	$0.00	$0.00	$0.00	$0.05
Adjusted Diluted EPS#	$0.33	$0.38	$0.39	$0.45	$0.28

(in millions, except per share data)	Previous Full Year ’03 With Shreveport	REVISED Full Year ’03 With Shreveport	Previous Full Year ’03 Without Shreveport+	REVISED Full Year ’03 Without Shreveport+	Full Year ’02 Actual
Total revenues	$1,206.0	$1,188.0	$1,082.0	$1,066.0	$658
Income from operations	$187.1	$184.2	$180.3	$178.2	$102.1
Plus depreciation and amortization, gain/loss on sale of assets and earnings from joint venture	$71.7	$71.7	$62.7	$62.7	$39.3
EBITDA*	$258.8	$255.9	$243.0	$240.9	$141.4
Diluted EPS	$1.31	$1.29	$1.54	$1.53	$0.79
Add back: After tax loss on change in fair value of interest rate swaps and after tax loss on early extinguishment of debt	$0.03	$0.03	$0.03	$0.03	$0.22
Adjusted Diluted EPS#	$1.34	$1.32	$1.57	$1.56	$1.01

Summary of Guidance Changes

(in millions, except per share data)	Q2 ’03 Ending June 30, 2003		Full Year ’03 Ending December 31, 2003
	With Shreveport	Without Shreveport+	With Shreveport	Without Shreveport+
Total revenue
Benefit of operating results through May 31	$3.0	$5.0	$3.0	$5.0
Impact of Illinois tax changes	$0.0	$0.0	$(21.0)	$(21.0)
Total revenue changes	$3.0	$5.0	$(18.0)	$(16.0)

EBITDA
Benefit of operating results through May 31	$4.4	$5.2	$4.4	$5.2
Impact of Illinois tax changes	$(1.5)	$(1.5)	$(7.3)	$(7.3)
Total EBITDA* changes	$2.9	$3.7	$(2.9)	$(2.1)

Adjusted Diluted EPS#
Benefit of operating results through May 31	$0.07	$0.08	$0.07	$0.08
Impact of Illinois tax changes	$(0.02)	$(0.02)	$(0.11)	$(0.11)
Impact of interest savings	$0.00	$0.00	$0.02	$0.02
Total adjusted diluted EPS# changes	$0.05	$0.06	$(0.02)	($0.01)

*                 EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on sale of assets, and is inclusive of earnings from joint venture.

#                 Adjusted Diluted EPS is Diluted EPS excluding the change in the fair value of interest rate swaps and the write-off of deferred finance fees and pre-payment fees associated with bank debt that was repaid with the proceeds of financings completed in the first quarter of 2003 and 2002.

+                 As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, Hollywood Casino Shreveport and Shreveport Capital Corporation, the issuers of $150 million aggregate principal amount of 13% Senior Secured Notes due 2006 and $39 million aggregate principal amount of 13% First Mortgage Notes due 2006 (together, the “Notes”), failed to make an offer to purchase the Notes as required under the indentures governing the Notes.  As a result, the figures included in this column exclude Hollywood Casino Shreveport.

Penn National Gaming is hosting a conference call today at 10:00 a.m. EST in which it will review its assumptions for operating cost savings at its Aurora, Illinois property and other factors which were considered in establishing these updated projections.  The conference call number is 212/896-6020 or 415/537-1950; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions and answers will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.companyboardroom.com; allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed until June 24, by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21146674.  A replay of the call can also be accessed for thirty days on the Internet via www.companyboardroom.com.

Penn National Gaming owns and operates: three Hollywood Casino properties located in Aurora, Illinois, Tunica, Mississippi and Shreveport, Louisiana; Charles Town Races & Slots™ in Charles Town, West Virginia; two Mississippi casinos, the Casino Magic - Bay St. Louis hotel, casino, golf resort and marina in Bay St. Louis and the Boomtown Biloxi casino in Biloxi; the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana and the Bullwhackers casino properties in Black Hawk, Colorado. Penn National also owns two racetracks and eleven off-track wagering facilities in Pennsylvania; the racetrack at Charles Town Races & Slots in West Virginia; a 50% interest in the Pennwood Racing Inc. joint venture which owns and operates Freehold Raceway in New Jersey; and operates Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract.

EBITDA or earnings before interest, taxes, depreciation and amortization, loss on change in fair value of interest rate swaps and gain/loss on sale of assets and inclusive of earnings from joint venture, is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles.  EBITDA information is presented solely as a supplemental disclosure because management believes that it is a widely used measure of such performance in the gaming industry.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from the Company’s expectations.  Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks related to the following: successful completion of capital projects; the activities of the Company’s competitors; the existence of attractive acquisition candidates; the Company’s ability to maintain regulatory approvals for its existing businesses and to receive regulatory approvals for its new businesses; the passage of state or federal legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which the Company operates; the Company’s dependence on key personnel; the Company’s inability to realize the benefits of the integration of Hollywood Casino Corporation or any other acquired entity; the maintenance of agreements with the Company’s horsemen and pari-mutuel clerks; the impact of terrorism and other international hostilities and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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